UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2005

IMMUNICON CORPORATION

(Exact name of registrant specified in its charter)

Delaware	000-50677	23-2269490
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3401 Masons Mill Rd., Suite 100, Huntingdon Valley, Pennsylvania	19006
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (215) 830-0777

Not applicable.

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 14, 2005, Immunicon Corporation (the “Company”) entered into a letter agreement (the “Amendment”) amending the terms of the Company’s Development, License and Supply Agreement with Ortho-Clinical Diagnostics, Inc. dated as of August 17, 2000, as amended and assigned to Veridex, LLC, an affiliate of Johnson & Johnson. The Amendment relates to sales of the Company’s Automated Cell Analysis Systems (the “Systems”) and related equipment in Japan.

Under the Amendment, OCD KK, also an affiliate of Johnson & Johnson, will be the Company’s sales agent in Japan. The Company will export the Systems to warehouses designated by OCD KK and will retain title and risk of loss of the Systems while warehoused. The Company will also retain title and risk of loss for Systems placed (but not yet sold to) third parties.

Under the Amendment, the Company will pay OCD KK a sales commission ranging from 10% to 15% per System sold. The Company will assume all credit risk associated with the sale of the Systems.

Japanese customers must pay a mandatory consumption tax, which will be paid by the Company to appropriate Japanese authorities. The Company will file a tax return for payments of this consumption tax and will appoint a third party tax agent in Japan as required under Japanese law. A copy of the Amendment is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1 –	Letter Agreement, dated June 14, 2005, amending the terms of the Development, License and Supply Agreement between Immunicon Corporation and Ortho- Clinical Diagnostics, Inc. dated as of August 17, 2000, as amended and assigned to Veridex, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNICON CORPORATION

Date: June 20, 2005	By:	/s/ JAMES G. MURPHY
	Name:	James G. Murphy
	Title:	Senior Vice President, Finance and Administration, and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document
10.1	Letter Agreement, dated June 14, 2005, amending the terms of the Development, License and Supply Agreement between Immunicon Corporation and Ortho- Clinical Diagnostics, Inc. dated as of August 17, 2000, as amended and assigned to Veridex, LLC.